Exhibit 99.1

News Release Media Website: www.GoodyearNewsRoom.com

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704

FOR IMMEDIATE RELEASE
Goodyear Reports Fourth Quarter and Full Year 2008 Results,
Details Actions to Address Market, Economic Challenges
Highlights
•	Sales of $4.1 billion for quarter, $19.5 billion for year

•	Pricing/product mix gains of $263 million for quarter, $942 million for year

•	Significant cost savings of $205 million for quarter, $700 million for year
2009 Actions
•	Global product leadership extended with more than 50 new tire launches

•	Cost actions raise 4-point plan savings to $2.5 billion, $700 million in 2009

•	Personnel reductions of nearly 5,000 planned, salaries frozen

•	Additional capacity reduction of 15 to 25 million units over the next two years

•	Cash flow actions target 2009 capital expenditures of $700 to $800 million and inventory reductions of more than $500 million
     AKRON, Ohio, February 18, 2009 — The Goodyear Tire & Rubber Company today reported fourth quarter and full year 2008 results and detailed actions to address market challenges in a much weaker economy.
     Goodyear’s fourth quarter 2008 sales were $4.1 billion, down from $5.2 billion in the 2007 quarter, despite increases in Goodyear-branded market share. The company’s net loss was $330 million ($1.37 per share), compared with net income of $52 million (23 cents per share) in the 2007 quarter. All per share amounts are diluted.
     “Given lower industry demand, we are taking aggressive action, reducing tire production, cutting costs and adjusting investments to better match market conditions,” said Robert J. Keegan, chairman and chief executive officer.
     “The many positive actions we took and the results we achieved in 2008 provide a base from which we will address the market challenges we will inevitably face in 2009,” he said.
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2009 Actions
     Consistent with Goodyear’s ongoing strategies, Keegan announced actions in three key areas to address the economic environment in 2009.
     Top Line Growth: The company plans an unprecedented number of new product launches in 2009, with more than 50 new tires being introduced globally. Targeted to key segments, these include the new Assurance Fuel Max tire introduced earlier this month in North America and more recently announced as original equipment on the new Chevrolet Volt electric vehicle. Significant launches that showcase Goodyear’s innovative new products will be made across all geographic regions.
     Cost Reductions: Goodyear plans to further reduce costs by approximately $700 million in 2009 and has therefore raised its four-point cost savings plan target to $2.5 billion. Actions include:
•	Further reducing personnel levels by nearly 5,000 in addition to almost 4,000 reductions in the second half of 2008 and freezing salaries.

•	Implementing new cost control policies to eliminate non-essential discretionary spending.

•	Purchasing actions to lower the cost of both raw materials and indirect materials.
     In addition, Goodyear plans to eliminate between 15 million and 25 million units of additional manufacturing capacity worldwide over the next two years.
     Managing for Cash: The company plans to implement a number of cash flow actions in 2009, including:
•	Cutting capital expenditures to between $700 million and $800 million.

•	Reducing inventory levels by more than $500 million.

•	Pursuing the sale of non-core assets.
     “Collectively, these actions address the new economic realities,” said Keegan. “We will remain flexible and are prepared to take additional actions if market conditions warrant. Our goal is to ensure Goodyear is positioned for success when tire markets recover.”
Fourth Quarter Results
     Goodyear’s fourth quarter 2008 sales were $4.1 billion, compared with $5.2 billion in the 2007 quarter. The 2008 sales reflect the $774 million negative impact resulting from a 19 percent reduction in tire volume due to a rapid deterioration in industry demand around the world during the quarter and the $375 million negative impact of foreign currency translation. Sales benefited from pricing and mix improvements, which drove revenue per tire, excluding the impact of foreign currency translation, up 9 percent over the 2007 quarter.
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     Also impacting the change in sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $158 million in the fourth quarter of 2007.
     The fourth quarter segment operating loss was $159 million in 2008. This compares to segment operating income of $312 million in the 2007 period.
     The segment operating loss in the fourth quarter of 2008 reflected lower unit sales, which drove a negative volume impact of $154 million and under-absorbed fixed costs of $213 million. Higher raw material costs, which increased 28 percent, or approximately $350 million, more than offset improved pricing and product mix of $263 million.
     Sales, administrative and general expenses declined $134 million compared to the 2007 quarter, reflecting foreign currency translation, lower compensation-related expense and cost savings programs.
     The fourth quarter 2008 net loss was $330 million ($1.37 per share). This compares to net income of $52 million (23 cents per share) in the 2007 fourth quarter. All per share amounts are diluted.
     The 2008 fourth quarter included $38 million (16 cents per share) in after-tax charges for rationalizations, a $16 million (7 cents per share) after-tax loss due to the liquidation of a Jamaican subsidiary, $11 million (5 cents per share) in after-tax accelerated depreciation, a $5 million (2 cents per share) after-tax valuation allowance related to an investment, $2 million (1 cent per share) in expenses related to hurricanes in North America, an after-tax gain of $13 million (5 cents per share) related to asset sales, $9 million (4 cents per share) in various discrete net tax benefits and a $7 million (3 cents per share) after-tax gain due to settlements with certain suppliers.
     The 2007 fourth quarter included $20 million (8 cents per share) in after-tax rationalization charges, after-tax losses on asset sales of $19 million (8 cents per share), after-tax financing fees of $17 million (7 cents per share) related to debt conversion, $6 million (2 cents per share) in after-tax accelerated depreciation and reduced tax expense of $11 million (4 cents per share) due to a tax law change.
     See the table at the end of this release for a list of significant items impacting the 2008 and 2007 fourth quarters.
Four-Point Cost Savings Plan
     Goodyear made further progress during 2008 on its four-point cost savings plan with $700 million in new savings, including $205 million during the fourth quarter. Savings achieved from 2006 through 2008 under the plan total $1.8 billion.
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Full-Year Results
     Goodyear’s sales for 2008 were $19.5 billion, less than 1 percent lower than 2007’s record $19.6 billion. The 2008 sales reflect the $1.3 billion negative impact resulting from an 8.5 percent reduction in tire volume. Also, impacting the change in sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $639 million in 2007. Favorable foreign currency translation positively impacted sales by $383 million.
     Sales benefited from pricing and mix improvements, which drove revenue per tire, excluding the impact of foreign currency translation, up 8 percent compared to 2007.
     Asia Pacific Tire, Latin American Tire and Europe, Middle East and Africa Tire each achieved record full-year sales.
     Segment operating income was $804 million, down from $1.2 billion in 2007. This reflects the lower unit sales, which resulted in a negative volume impact of $249 million and higher conversion costs of $487 million, primarily driven by under-absorbed fixed costs of $373 million.
     Improvements in pricing and product mix of approximately $942 million more than offset higher raw material costs, which increased 13 percent, or approximately $712 million, compared to 2007.
     Asia Pacific Tire and Latin American Tire achieved record full-year segment operating income.
     Goodyear’s net loss of $77 million (32 cents per share) in 2008 compares to 2007 net income of $602 million ($2.65 per share). The 2007 results included an after-tax gain of $508 million ($2.19 per share) on the sale of the company’s former Engineered Products business. All per share amounts are diluted.
Business Segment Results
     See the disclosure at the end of this release for further explanation and a segment operating income reconciliation table.
North American Tire

	Fourth Quarter		Twelve Months
(in millions)	2008	2007	2008	2007
Tire Units	16.9	20.5	71.1	81.3
Sales	$1,943	$2,284	$8,255	$8,862
Segment Operating Income (Loss)	$(193)	$40	$(156)	$139
Segment Operating Margin	(9.9)%	1.8%	(1.9)%	1.6%
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     North American Tire’s fourth quarter 2008 sales decreased from 2007 largely due to tire volume declining 17 percent reflecting significantly lower industry demand. Also impacting the change in sales was the 2007 divestiture of the company’s T&WA tire mounting business, which contributed sales of $158 million in the fourth quarter of 2007. Sales in the 2008 fourth quarter were positively impacted by improved pricing and product mix and market share gains for Goodyear-branded consumer replacement tires. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 10 percent in 2008 compared to 2007.
     The fourth quarter segment operating loss was significantly impacted by lower sales and production levels, which drove a negative volume impact of $41 million and under-absorbed fixed costs of $116 million. Increased raw material costs of $161 million more than offset pricing and product mix improvements of $79 million.
Europe, Middle East and Africa Tire

	Fourth Quarter		Twelve Months
(in millions)	2008	2007	2008	2007
Tire Units	15.1	19.0	73.6	79.6
Sales	$1,406	$1,906	$7,316	$7,217
Segment Operating Income (Loss)	$(32)	$141	$425	$582
Segment Operating Margin	(2.3)%	7.4%	5.8%	8.1%
     Europe, Middle East and Africa Tire’s fourth quarter 2008 sales decreased from 2007 primarily due to lower volume. Tire volume declined 21 percent reflecting significantly weaker industry demand in original equipment and replacement markets. Sales in the 2008 fourth quarter were positively impacted by improved pricing and market share gains for Goodyear- and Dunlop-branded consumer replacement tires. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 5 percent in 2008 compared to 2007.
     The fourth quarter segment operating loss was significantly impacted by lower sales and production levels, which drove a negative volume impact of $71 million and under-absorbed fixed costs of $67 million. Higher raw material costs of $99 million more than offset pricing and product mix improvements of $72 million.
Latin American Tire

	Fourth Quarter		Twelve Months
(in millions)	2008	2007	2008	2007
Tire Units	4.1	5.6	20.0	21.8
Sales	$405	$513	$2,088	$1,872
Segment Operating Income	$49	$92	$367	$359
Segment Operating Margin	12.1%	17.9%	17.6%	19.2%
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     Latin American Tire’s fourth quarter sales decreased from 2007 primarily due to a 26 percent decline in volume reflecting significantly weaker original equipment and replacement market demand. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 23 percent in 2008 compared to 2007.
     Segment operating income reflected lower sales and production levels, which resulted in a negative volume impact of $33 million and under-absorbed fixed costs of $20 million. Pricing and product mix improvements of $78 million more than offset higher raw material costs of $52 million.
Asia Pacific Tire

	Fourth Quarter		Twelve Months
(in millions)	2008	2007	2008	2007
Tire Units	4.4	4.9	19.8	19.0
Sales	$381	$457	$1,829	$1,693
Segment Operating Income	$17	$39	$168	$150
Segment Operating Margin	4.5%	8.5%	9.2%	8.9%
     Asia Pacific Tire’s fourth quarter sales decreased from 2007 primarily due to an 11 percent decline in tire volume reflecting significantly weaker industry demand. Fourth quarter revenue per tire, excluding the impact of foreign currency translation, increased 13 percent in 2008 compared to 2007.
     Segment operating income was lower than 2007 due to lower sales and production levels, which drove a negative volume impact of $9 million and under-absorbed fixed costs of $10 million. Higher raw material costs of $38 million more than offset pricing and product mix improvements of $34 million.
Conference Call
     Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: www.goodyear.com/investor.
     Participating in the conference call with Keegan will be Darren R. Wells, executive vice president and chief financial officer, and Damon J. Audia, senior vice president, finance and treasurer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 8:45 a.m. A taped replay will be available later today by calling (706) 645-9291. The replay will remain available on the Web site.
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     Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs approximately 75,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: deteriorating economic conditions or an inability to access capital markets; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; actions and initiatives taken by both current and potential competitors; pension plan funding obligations; increases in the prices paid for raw materials and energy; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(Financial statements follow.)
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statements of Operations

	Quarter Ended		Year Ended
	December 31,		December 31,
	(unaudited)
(In millions, except per share amounts)	2008	2007	2008	2007
NET SALES	$4,135	$5,160	$19,488	$19,644

Cost of Goods Sold	3,666	4,156	16,139	15,911
Selling, Administrative and General Expense	603	737	2,600	2,762
Rationalizations	50	25	184	49
Interest Expense	82	99	320	450
Other (Income) and Expense	83	18	59	8

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	(349)	125	186	464
United States and Foreign Taxes	(8)	46	209	255
Minority Interest	(11)	18	54	70

Income (Loss) from Continuing Operations	(330)	61	(77)	139

Discontinued Operations	—	(9)	—	463

NET INCOME (LOSS)	$(330)	$52	$(77)	$602

Net Income (Loss) Per Share — Basic
Income (Loss) from Continuing Operations	$(1.37)	$0.28	$(0.32)	$0.70
Discontinued Operations	—	(0.04)	—	2.30

Net Income (Loss)Per Share — Basic	$(1.37)	$0.24	$(0.32)	$3.00

Weighted Average Shares Outstanding	241	216	241	201

Net Income (Loss) Per Share — Diluted
Income (Loss) from Continuing Operations	$(1.37)	$0.27	$(0.32)	$0.65
Discontinued Operations	—	(0.04)	—	2.00

Net Income (Loss) Per Share — Diluted	$(1.37)	$0.23	$(0.32)	$2.65

Weighted Average Shares Outstanding	241	239	241	232
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
(In millions)	2008	2007
Assets:
Current Assets:
Cash and Cash Equivalents	$1,894	$3,463
Restricted Cash	12	191
Accounts Receivable, less Allowance — $93 ($88 in 2007)	2,547	3,103
Inventories:
Raw Materials	714	591
Work in Process	119	147
Finished Products	2,759	2,426

	3,592	3,164

Prepaid Expenses and Other Current Assets	295	251

Total Current Assets	8,340	10,172
Goodwill	683	713
Intangible Assets	160	167
Deferred Income Tax	54	83
Other Assets	355	458
Property, Plant and Equipment less Accumulated Depreciation — $8,310 ($8,329 in 2007)	5,634	5,598

Total Assets	$15,226	$17,191

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,509	$2,422
Compensation and Benefits	624	897
Other Current Liabilities	643	753
United States and Foreign Taxes	156	196
Notes Payable and Overdrafts	265	225
Long Term Debt and Capital Leases due within one year	582	171

Total Current Liabilities	4,779	4,664
Long Term Debt and Capital Leases	4,132	4,329
Compensation and Benefits	3,487	3,404
Deferred and Other Noncurrent Income Taxes	193	274
Other Long Term Liabilities	763	667
Minority Equity in Subsidiaries	850	1,003

Total Liabilities	14,204	14,341

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares - 241 (240 in 2007) after deducting 10 treasury shares (11 in 2007)	241	240
Capital Surplus	2,702	2,660
Retained Earnings	1,525	1,602
Accumulated Other Comprehensive Loss	(3,446)	(1,652)

Total Shareholders’ Equity	1,022	2,850

Total Liabilities and Shareholders’ Equity	$15,226	$17,191

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable and overdrafts, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income (Loss) Reconciliation Table

	Fourth Quarter		Year
	Ended Dec. 31		Ended Dec. 31
	(unaudited)
(In millions)	2008	2007	2008	2007
Total Segment Operating Income (Loss)	$(159)	$312	$804	1,230
Rationalizations	(50)	(25)	(184)	(49)
Interest expense	(82)	(99)	(320)	(450)
Other income (expense)	(83)	(18)	(59)	(8)
Accelerated depreciation	(11)	(6)	(28)	(37)
Corporate incentive compensation plans	12	(13)	4	(77)
Intercompany profit elimination	29	2	23	(11)
Curtailments/Settlements	2	—	(9)	(64)
Retained expenses of discontinued operations	—	(3)	—	(17)
Other	(7)	(25)	(45)	(53)

Income (Loss) from continuing operations before income taxes and minority interest	(349)	125	186	464
US and foreign taxes	8	(46)	(209)	(255)
Minority interest	11	(18)	(54)	(70)

Income (Loss) from continuing operations	(330)	61	(77)	139
Discontinued operations	—	(9)	—	463

Net Income (Loss)	$(330)	$52	$(77)	$602

Net Debt Reconciliation Table

	Dec. 31,	Dec. 31,
(In millions)	2008	2007
Long Term Debt and Capital Leases	$4,132	$4,329
Notes Payable and Overdrafts	265	225
Long Term Debt and Capital Leases Due Within One Year	582	171

Total Debt	4,979	4,725
Less: Cash and Cash Equivalents	1,894	3,463

Net Debt	$3,085	$1,262

Change in Net Debt	$1,823

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Fourth Quarter Significant Items (after taxes and minority interest)
2008
•	Net rationalization charges, $38 million (16 cents per share).
•	Loss on liquidation of a Jamaican subsidiary, $16 million (7 cents per share).
•	Accelerated depreciation, $11 million (5 cents per share).
•	Valuation allowance related to an investment, $5 million (2 cents per share).
•	Expenses related to hurricanes in North America, $2 million (1 cent per share).
•	Gain on asset sales, $13 million (5 cent per share).
•	Various discrete net tax benefits, $9 million (4 cents per share).
•	Gains on settlements with certain suppliers, $7 million (3 cents per share).
2007
•	Net rationalization charges, $20 million (8 cents per share).
•	Net loss on T&WA and Washington UK asset sales, $19 million (8 cents per share).
•	Financing fees related to debt conversion, $17 million (7 cents per share).
•	Accelerated depreciation, $6 million (2 cents per share).
•	Reduced tax expense due to a tax law change, $11 million (4 cents per share).